Exhibit 99.1

Trevena Reports First Quarter 2015 Financial Results and Provides a Corporate Update

- Data from Phase 2b trial of TRV130 in postoperative pain following soft tissue surgery expected in third quarter -

- TRV027 AHF Phase 2b trial interim analysis complete; remaining enrollment focused on most promising dose -

KING OF PRUSSIA, Pa., May 7, 2015 - Trevena, Inc. (NASDAQ: TRVN), a clinical stage biopharmaceutical company focused on the discovery and development of G protein coupled receptor (GPCR) biased ligands, today announced financial results for the quarter ended March 31, 2015 and provided an update regarding its ongoing clinical programs.

“We have significantly progressed our entire portfolio in recent months, creating a strong foundation for the company as we approach key clinical milestones,” said Maxine Gowen, Ph.D., chief executive officer. “We are advancing our lead program, i.v. TRV130 for acute moderate-to-severe pain, with top line data from the Phase 2b abdominoplasty trial expected in the third quarter this year and the initiation of our Phase 3 program expected in the first quarter of 2016. The recent interim analysis from our TRV027 Phase 2b BLAST-AHF study provided us with important insights on dosing, allowing us to weight future enrollment toward the most promising dose. Our earlier stage programs, oral TRV734 for chronic pain and TRV250 for migraine, have generated intriguing data thus far, and we look forward to driving further development of these promising candidates in 2015.”

First Quarter and Recent Highlights

CNS Programs (TRV130, TRV734, and TRV250)

•                  Initiated a phase 2b study of TRV130 for acute postoperative pain following soft tissue surgery. In January 2015, Trevena initiated a 200-patient Phase 2b clinical trial of TRV130 for acute postoperative pain in patients following abdominoplasty surgery.  This study uses a novel design employing patient-controlled analgesia to allow patients to optimally treat their pain.  The Company expects to report top-line results from this trial in the third quarter of 2015.

•                  Reported positive phase 1 data for TRV734. In February 2015, Trevena reported data from a Phase 1 multiple ascending dose trial of TRV734 showing pharmacokinetics, safety, tolerability, and CNS activity consistent with that found in a previous Phase 1 study and supporting further study in Phase 2. The recently completed Phase 1 study used an experimental pain model in which TRV734 showed effectiveness similar to immediate-release oxycodone with trends in Bowel Function Index that favored TRV734 versus oxycodone.  A Phase 1 pharmacokinetics study of tablet formulations is now underway to support Phase 2 development, with data expected later this year.

•                  Advanced TRV250 into preclinical development. TRV250 is an oral delta receptor biased ligand with promise as a migraine therapy, with a potential first-in-class mechanism that may benefit treatment-refractory patients who cannot take or do not benefit from triptan drugs.  TRV250 may also have utility in a range of other CNS indications, and targets a receptor that is not associated with the addiction liability of mu opioid drugs like morphine or oxycodone.  Preclinical development was initiated in the first quarter, with an anticipated IND filing in 2016.  Trevena expects to present the preclinical pharmacology of TRV250 at the International Headache Society meeting in Valencia, Spain, May 14-17, 2015.  These data will illustrate the separation of efficacy from the side effect liability of delta receptor agonism using the biased ligand approach.

Acute Heart Failure Program (TRV027)

•                  Completed pre-specified interim analysis of TRV027 BLAST-AHF trial and expanded study.  At the interim analysis, safety and efficacy data were reviewed from 254 patients. The Data Safety Monitoring Board (DSMB) indicated that there were no safety issues precluding further study of any of the three TRV027 doses. The BLAST-AHF Steering Committee recommended that future enrollment be weighted to the most promising dose of 5 mg/hr.  In order to have additional data for end-of-phase 2 discussions with the FDA, Trevena and Actavis agreed to expand the trial from 500 to 620 patients to allow continued enrollment in the 1 and 25 mg/hr dose groups.  Actavis, which holds an exclusive option to license TRV027, has paid Trevena $10.0 million to fully fund this study expansion.  As a result of the increased target enrollment, Trevena now expects to release top-line data from the study in the first half of 2016.

•                  Published the TRV027 phase 2b BLAST-AHF trial design. In February 2015, the Company announced the publication of the trial design for its ongoing Phase 2b study of TRV027 in acute heart failure in the Journal of the American College of Cardiology: Heart Failure.

Corporate Developments

•                  Appointed Carrie Bourdow as chief commercial officer.  In May 2015, Trevena appointed Carrie Bourdow to the position of senior vice president and chief commercial officer.  Bourdow was most recently vice president of commercial marketing, reimbursement and operations at Cubist Pharmaceuticals prior to their acquisition by Merck.

•                  Appointed David Soergel as chief medical officer.  In March 2015, David Soergel, M.D., senior vice president, clinical, also was appointed as the Company’s chief medical officer.

Financial Results

Net loss attributable to common stockholders for the quarter ended March 31, 2015 was $12.9 million, or $0.33 per share, compared to $9.4 million, or $0.59 per share for the quarter ended March 31, 2014.  Research and development expenses were $10.6 million in the first quarter of 2015 compared to $7.6 million for the same period in 2014; general and administrative expenses were $3.1 million, compared to $2.0 million for the first quarter of 2014.  Cash, cash equivalents, and marketable securities totaled $100.8 million as of March 31, 2015.  Trevena expects that its existing cash and cash equivalents, as well as the $16.5 million second tranche of its debt facility that it is entitled to draw at any time in the fourth quarter of 2015 will be sufficient to fund operations through the end of 2016.

About Trevena

Trevena, Inc. is a clinical stage biopharmaceutical company that discovers, develops and intends to commercialize therapeutics that use a novel approach to target G protein coupled receptors, or GPCRs. Using its proprietary product platform, Trevena is developing four biased ligand product candidates it has identified - TRV027 to treat acute heart failure (Phase 2b), TRV130 to treat moderate to severe acute pain intravenously (Phase 2b), TRV734 to treat moderate to severe acute and chronic pain orally (Phase 1), and TRV250 for treatment-refractory migraine and other CNS disorders (preclinical).

Cautionary note on forward-looking statements

Any statements in this press release about future expectations, plans and prospects for the company, including statements about the company’s strategy, future operations, clinical development of its therapeutic candidates, plans for potential future product candidates and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the status, timing, costs, results and interpretation of the company’s clinical trials, including with respect to the ongoing Phase 2 trial of TRV130 and the timing and status of the BLAST-AHF study of TRV027; the uncertainties inherent in conducting clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or results of early clinical trials will be indicative of the results of future trials; expectations for regulatory approvals; availability of funding sufficient for the company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the viability or commercial potential of the company’s therapeutic candidates; the inherent uncertainties associated with intellectual property; and other factors discussed in the Risk Factors set forth in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings the company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the company’s views only as of the date hereof. The company anticipates that subsequent events and developments may cause the company’s views to change.

However, while the company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

Investor Contacts:

Trevena, Inc.	Argot Partners
Jonathan Violin	Andrea Rabney
Director of Investor Relations	President and Chief Executive Officer
(610) 354-8840 x231	(212) 600-1902
jviolin@trevenainc.com	andrea@argotpartners.com

Media Contact:

Argot Partners

Eliza Schleifstein

eliza@argotpartners.com

(917) 763-8106

TREVENA, INC.

Condensed Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2015	2014

Collaboration revenue	$625,000	$—

Operating expenses:
General and administrative	3,089,622	2,020,865
Research and development	10,598,993	7,633,509
Total operating expenses	13,688,615	9,654,374
Loss from operations	(13,063,615)	(9,654,374)
Other income	133,970	280,960
Net loss	(12,929,645)	(9,373,414)
Accretion of redeemable convertible preferred stock	—	(28,521)
Net loss attributable to common stockholders	$(12,929,645)	$(9,401,935)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.33)	$(0.59)
Weighted average shares outstanding, basic and diluted	39,251,184	16,023,497

TREVENA, INC.

Condensed Balance Sheets

	March 31, 2015	December 31, 2014
	(Unaudited)	As Adjusted
Assets
Current assets:
Cash and cash equivalents	$29,135,895	$36,205,559
Marketable securities	71,636,172	70,698,640
Prepaid expenses and other current assets	1,723,511	669,155
Total current assets	102,495,578	107,573,354
Property and equipment, net	590,179	553,294
Restricted cash	112,410	112,410
Total assets	$103,198,167	$108,239,058

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,152,445	$4,342,480
Accrued expenses and other current liabilities	1,425,038	2,578,269
Deferred revenue	7,500,000	—
Deferred rent	40,254	38,359
Total current liabilities	12,117,737	6,959,108
Loan payable, net	1,719,667	1,692,884
Capital lease, net of current portion	10,023	10,677
Deferred rent, net of current portion	271,291	281,885
Deferred revenue, net of current portion	1,875,000	—
Warrant liability	91,264	82,851
Other long term liabilities	19,151	8,025
Total liabilities	16,104,133	9,035,430

Common stock	39,347	39,241
Additional paid-in capital	231,946,082	231,152,894
Accumulated deficit	(144,899,370)	(131,969,725)
Accumulated other comprehensive gain (loss)	7,975	(18,782)
Total stockholders’ equity	87,094,034	99,203,628
Total liabilities and stockholders’ equity	$103,198,167	$108,239,058